                                                                      EXHIBIT 12
                           MUZAK LIMITED PARTNERSHIP

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

                                                                 Year Ended    Year Ended   Year Ended   Year Ended   Year Ended
                                                                  Dec. 31,      Dec. 31,     Dec. 31,     Dec. 31,     Dec. 31,
                                                                    1993          1994         1995         1996         1997
                                                                -------------  -----------  -----------  -----------  -----------
EARNINGS:
Net loss attributable to general and limited partners             ($  4,047)    ($  8,116)   ($  6,743)   ($ 11,739)   ($ 13,835)
                                                                -------------  -----------  -----------  -----------  -----------
ADD BACK FIXED CHARGES:
Interest expense including amortization of deferred financing
  costs.......................................................        3,785         6,990        7,483        8,112       10,775
Preferred returns.............................................          572           933        1,029          916          400
Assumed interest component of rent expense (1)................        1,863         2,128        2,566        2,584        2,800
                                                                -------------  -----------  -----------  -----------  -----------
Total fixed charges...........................................        6,220        10,051       11,078       11,612       13,975
                                                                -------------  -----------  -----------  -----------  -----------
Adjusted earnings.............................................    $   2,173     $   1,935    $   4,335    ($    127)   $     140
                                                                -------------  -----------  -----------  -----------  -----------
                                                                -------------  -----------  -----------  -----------  -----------
Ratio of earnings to fixed charges............................         0.35          0.19         0.39        (0.01)        0.01
                                                                -------------  -----------  -----------  -----------  -----------
                                                                -------------  -----------  -----------  -----------  -----------
Deficiency of earnings to fixed charges.......................    $   4,047     $   8,116    $   6,743    $  11,739    $  13,835
                                                                -------------  -----------  -----------  -----------  -----------
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

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(1) Estimated as one-third of operating lease expenses

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